EXHIBIT 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS *. A COMPLETE, UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Execution Copy

RESEARCH, DEVELOPMENT AND COMMERCIALIZATION LICENSE AGREEMENT

by and between

MERCK & CO., INC.

and

GERON CORPORATION

TABLE OF CONTENTS

1. DEFINITIONS
2. RESEARCH PROGRAM; CLINICAL DEVELOPMENT PROGRAM
2.1 Research Program
2.2 Conduct of Research
2.3 Joint Research Committee
2.4 Clinical Development of Non-DC Products
2.5 Records and Reports
2.6 Program Patent Rights and Program Know-How
2.7 AE Reporting
3. LICENSE; OPTION; DEVELOPMENT AND COMMERCIALIZATION
3.1 License Grants
3.2 Research License and Option for DC Products
3.3 License and Option Grants to Geron
3.4 No Implied Licenses; Retained Rights
3.5 Diligence in Development and Commercialization
3.6 Option of Geron to Co-promote in the United States
3.7 Bankruptcy
4. CONFIDENTIALITY AND PUBLICATION
4.1 Nondisclosure Obligation
4.2 Geron Know-How
4.3 Publication
4.4 Publicity/Use of Names/Disclosure of Terms
5. PAYMENTS; ROYALTIES AND REPORTS
5.1 License Fee
5.2 Option Fee
5.3 Milestone Payments
5.4 Royalties for Non-DC Products
5.5 Reports; Payment of Royalty
5.6 Audits
5.7 Payment Exchange Rate
5.8 Income Tax Withholding
6. REPRESENTATIONS AND WARRANTIES; COVENANTS
6.1 Representations and Warranties
6.2 Representation and Covenant by Geron Related to Colorado Agreement
6.3 Limitation of Liability.
7. INDEMNIFICATION; INSURANCE
7.1 Indemnification by Geron
7.2 Indemnification by Merck
7.3 Notification of Claims; Conditions to Indemnification Obligations
7.4 Insurance
8. PATENT PROVISIONS
8.1 Geron Patent Rights
8.2 Licensed Program Patent Rights
8.3 Patent Term Restoration
9. TERM AND TERMINATION
9.1 Term and Expiration
9.2 Termination by Merck
9.3 Termination for Cause
9.4 Effect of Expiration or Termination; Survival
10. MISCELLANEOUS
10.1 Force Majeure
10.2 Assignment/ Change of Control
10.3 Severability
10.4 Notices
10.5 Applicable Law
10.6 Dispute Resolution
10.7 Entire Agreement; Amendments
10.8 Headings
10.9 Independent Contractors
10.10 Waiver
10.11 Cumulative Remedies
10.12 Waiver of Rule of Construction
10.13 Counterparts
Telomerase and Cancer
Geron Corporation
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RESEARCH, DEVELOPMENT AND COMMERCIALIZATION LICENSE AGREEMENT

THIS AGREEMENT, effective as of July 15, 2005, the Effective Date, by and between MERCK & CO., INC., a corporation organized and existing under the laws of New Jersey (“Merck”) and GERON CORPORATION, a corporation organized and existing under the laws of Delaware (“Geron”).

RECITALS:

WHEREAS, Geron has expertise and access to certain intellectual property rights related to Telomerase (as hereinafter defined) and dendritic cell-based vaccines, and is involved in on-going human clinical trials utilizing Telomerase as an antigen in dendritic cell-based vaccines;

WHEREAS, Merck has expertise and access to intellectual property rights related to various vaccine platform technologies, including adenovirus and DNA-based vaccines;

WHEREAS, Merck and Geron desire to enter into a research collaboration to develop Telomerase vaccines in the Field (as hereinafter defined) upon the terms and conditions set forth herein; and

WHEREAS, Merck desires to obtain an exclusive license under the Geron Patent Rights, Geron Know-How and Geron’s rights to Program Patent Rights and Program Know-How, to develop and commercialize Non-DC Products in the Field, and an exclusive option to enter into an exclusive arrangement (or non-exclusive arrangement if mutually agreed by the Parties), subject to any pre-existing obligations of Geron to Third Parties, to develop Products containing Dendritic Cells in the Field (as such terms are hereinafter defined), upon the terms and conditions set forth herein, and Geron desires to grant such a license and option to license;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1
"Act" shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C.  301 et seq., and/or the Public Health Service Act, 42. U.S.C.  262 et seq., as such may be amended from time to time.

1.2	“Adeno/DNA Product” shall mean a Product comprising an Adenoviral Vaccine and/or a DNA Vaccine.

1.3	“Adenoviral Vaccine” shall mean a vaccine containing an adenoviral vector, which adenoviral vector encodes a Telomerase Antigen.

1.4
“Affiliate” means any individual, corporation, association or other business entity which directly or indirectly controls, is controlled by or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” means the direct or indirect ownership of fifty percent (50%) or more of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise; provided, however, that the term “Affiliate” shall not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing body, but is restricted from electing such majority by contract or otherwise until the time such restrictions are no longer in effect.

1.5	“Antigen” shall mean a vaccine component which elicits a clinically relevant humoral and/or cellular immune response.

1.6
 “Boost” shall mean the administration to a patient of a Non-DC Product after a Prime vaccine has been administered to such patient, with the purpose of such Boost being to maintain and/or increase the patient’s cellular and/or humoral immune response.

1.7	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.8	“Clinical Development Plan” or “CDP” shall have the meaning provided in Section 2.4.1.

1.9	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.10
 “Clinical Trial” shall mean a clinical study of a Product involving the administration of Product to patients, and includes any Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, as applicable.

1.11	“Combination Product” shall mean a Non-DC Product that contains one or more Antigens in addition to a Telomerase Antigen.

1.12
 “Commercially Reasonable Efforts”shall mean, (a) with respect to the efforts to be expended by a Party to accomplish a particular objective, the good-faith and diligent efforts that such Party would normally use to accomplish a similar objective under similar circumstances, and (b) with respect to the research, development or commercialization of a Product, such efforts as are substantially equivalent to those efforts and resources commonly used by a Party for a comparable product, taking into account commercially relevant factors such as (as applicable) stage of development, product life, market potential and regulatory issues. Commercially Reasonable Efforts shall be determined on a market-by-market and Indication-by-Indication basis for a particular Product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved. The determination of Commercially Reasonable Efforts with respect to Products shall also take into account the broad potential applicability of telomerase vaccines across a wide range of cancers.

1.13
 “Control”, “Controls” or “Controlled by”shall mean the ownership of or the ability of a Party to grant access to, or a license or sublicense of, any item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.14
 “Dendritic Cells” or “DC” shall mean a mammalian cell that, as part of an ex vivo or in vitro preparation, can be used to present an antigen to the immune system. For the avoidance of doubt, Dendritic Cells shall include, but not be limited to, the type of cells commonly referred to scientifically as “dendritic cells.”

1.15
“DC Technology” shall mean technology specifically relating to Dendritic Cells, and the use and methods of manufacture thereof. For avoidance of doubt, DC Technology does not include technology related to DC/Non-DC Therapies and/or DC/Adeno/DNA Therapies.

1.16	“DC Product” shall mean a Product that comprises a Dendritic Cell.

1.17	“DC/Adeno/DNA Therapy” shall mean a treatment regimen comprising the administration to a patient of both a DC Product and an Adeno/DNA Product.

1.18
“DC/Non-DC Therapy” shall mean a treatment regimen comprising the administration to a patient of both a DC Product as a Prime and a Non-DC Product as a Boost, provided that the Non-DC Product is not an Adeno/DNA Product.

1.19	“Directed” shall mean, with respect to a Telomerase Antigen, that such Telomerase Antigen elicits a detectable humoral and/or cellular immune response against Telomerase.

1.20	“DNA Vaccine” means a vaccine comprising a DNA plasmid vector. For the avoidance of doubt, a vaccine that comprises a Dendritic Cell containing a DNA plasmid vector is not a DNA Vaccine.

1.21	“Effective Date” shall mean the date first set forth in the first paragraph of this Agreement.

1.22	“EMEA” shall mean the European Medicines Agency.

1.23	“European Union” shall mean the countries that are members of the European Union as of the Effective Date of this Agreement.

1.24	“Field" shall mean the treatment, modulation and/or prophylaxis of cancer, and/or other diseases mediated by hyperproliferation of cells, in humans.

1.25	“Filing” of an NDA shall mean the acceptance by a Regulatory Authority of an NDA for filing.

1.26
“First Commercial Sale” shall mean, with respect to any Product, the first sale for end use or consumption of such Product in a country, excluding, however, any sale or other distribution for use in a Clinical Trial.

1.27
“Fusion Protein” shall mean a conjugate which, (i) is Directed to Telomerase; (ii) comprises a heterologous protein conjugated with a Telomerase Antigen, which conjugate is not specifically covered by a Valid Patent Claim at the time such conjugate is Invented; and (iii) provides benefit as a vaccine component due to its capacity to induce an immune response cross-reactive against Telomerase which response is superior in quality to that induced by the corresponding wild-type epitope, as assessed by (x) *; (y) *; or (z) * and (b) any nucleic acid sequence which encodes the conjugate set forth in (a).

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.28
“Geron Know-How” shall mean all information and Materials, other than Geron Patent Rights, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data, inventions know-how and trade secrets, patentable or otherwise, which during the term of this Agreement (i) are Controlled by Geron or its Affiliates, (ii) are not generally known and (iii) relate to Telomerase Antigen or are otherwise mutually agreed by the Parties to be necessary or useful to Merck in the Field, including without limitation, in connection with the Research Program and the research, development, manufacture, marketing, use or sale of a Non-DC Product in the Territory; excluding, however, any Program Patent Rights and Program Know-How.

1.29
“Geron Patent Rights” shall mean any and all Patent Rights in the Territory which during the term of this Agreement (i) are Controlled by Geron, exist as of the Effective Date and which claim or cover Telomerase, Telomerase Antigens and/or Non-DC Products; or (ii) arise after the Effective Date, are Controlled by Geron, and which claim or cover Telomerase and/or Telomerase Antigens, excluding, however, any Program Patent Rights. Geron Patent Rights shall include, but not be limited to, those Patent Rights attached as Schedule 1.28.

1.30	“Geron Program Patent Rights” shall mean Program Patent Rights which are owned by Geron pursuant to Sections 2.6.2, 2.6.3, or 2.6.4(a).

1.31
“GLP” or “Good Laboratory Practice” shall mean the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory.

1.32
“IND” shall mean an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.33
“Indication” shall mean the primary prophylactic and/or therapeutic purpose for which a Non-DC Product is developed specifically directed towards obtaining regulatory approval for use of such Non-DC Product pursuant to an approved label claim. A single Indication shall include the primary disease and variants or sub-divisions or sub-classifications within such primary disease. For example, for purposes of the Agreement, breast cancer is a single Indication; treatment of refractory metastatic breast cancer and first line treatment of breast cancer shall be treated as sub-classifications within the single Indication of breast cancer. Treatment, modulation and/or prophylaxis of the same disease (e.g. breast cancer) shall be treated as the same Indication. Treatment, modulation and/or prophylaxis of the same disease in adults as in pediatrics shall be treated as the same Indication. However, treatment, modulation and/or prophylaxis of any other type of cancer, e.g. colorectal cancer, shall be deemed a different Indication from treatment, modulation and/or prophylaxis of breast cancer.

1.34
“Information” shall mean any and all information and data, including without limitation all Merck Know-How, Geron Know-How, Program Know-How and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.35	“Initiates” or “Initiation” shall mean, with respect to a Clinical Trial, the administration of the first dose to a patient in such Clinical Trial.

1.36
“Invention” shall mean any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice during and as a result of the Research Program or the Clinical Development Program, and “Invent” shall mean the act of conception and/or reduction to practice of such Invention.

1.37	“JDC”shall mean the joint development committee, as more fully described in Section 2.4.

1.38	“Joint Program Patent Rights” shall mean Program Patent Rights jointly owned by the Parties under 2.6.4(c).

1.39	“JRC” shall mean the joint research committee, as more fully described in Section 2.3.

1.40	“Licensed Program Patent Rights” shall mean: (1) Geron Program Patent Rights (2) Merck Telomerase Program Patent Rights and (3) Joint Program Patent Rights.

1.41
“Licensed Subject Matter” shall mean, (i) with respect to the licenses granted by Geron to Merck hereunder, Geron Patent Rights, Geron Know-How, Geron Program Patent Rights, Geron’s interest in Joint Program Patent Rights and Geron’s interest in Program Know-How; and (ii) with respect to the licenses granted by Merck to Geron hereunder, Merck Telomerase Program Patent Rights, and Merck’s interest in Program Know-How relating to Telomerase Antigen.

1.42	“Major Market” shall mean any one of the following countries: *.

1.43
“Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a Product in any country (including without limitation, all applicable pricing and governmental reimbursement approvals even if not legally required to sell Product in a country).

1.44	“Materials”shall mean such materials that are indicated in Schedule 2.1 as being provided by Geron to Merck.

1.45
“Merck Know-How” shall mean any information and materials, including, but not limited to, discoveries, improvements, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which during the term of this Agreement, (i) are Controlled by Merck, (ii) are not generally known and (iii) are mutually agreed by the Parties to be necessary or useful to Geron in the performance of its obligations under the Research Program, excluding, however, any Program Patent Rights and Program Know-How.

1.46	“Merck Program Patent Rights” shall mean Program Patent Rights which are owned by Merck pursuant to Sections 2.6.1 or 2.6.4(b).

1.47	“Merck Telomerase Program Patent Rights” shall mean Merck’s interest in Program Patent Rights claiming or covering Synthetic Epitopes and/or Fusion Proteins.

 * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.48
“NDA” shall mean a New Drug Application, Biologics License Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the U.S. Food, Drug and Cosmetics Act, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a biological product in that country or in that group of countries.

1.49
“Net Sales” shall mean the gross invoice price of Product sold by Merck or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received:

(a)	ordinary and customary trade and quantity discounts actually allowed by Merck, other than early pay cash discounts;

(b)	returns, rebates and chargebacks;

(c)	retroactive price reductions that are actually allowed or granted;

(d)	a fixed amount equal to * percent (*%) of the amount invoiced to cover bad debt, sales or excise taxes, early payment cash discounts, transportation and insurance, custom duties, and other governmental charges; and

(e)	the standard direct inventory cost incurred by Merck with respect to devices or delivery systems used for dispensing or administering Product.

In the event that a Non-DC Product that is a Combination Product *.

1.50
“Non-DC Product” shall mean any Product that is not a DC Product, DC/Non-DC Therapy or a DC/Adeno/DNA Therapy, regardless of whether such Product employs any delivery enhancement technology (e.g. with or without electroporation). Non-DC Products shall include, but not be limited to, Adeno/DNA Products.

1.51
“Non-DC Technologies” shall mean antigen-delivery technology, adjuvants, electroporation technology, adenoviral vectors and/or DNA plasmid vectors, viral vectors, virus like particles, which technologies comprise Program Patent Rights and Program Know-How. For avoidance of doubt, Non-DC Technologies does not include DC Technologies or any therapy that includes Dendritic Cells.

1.52	“Party” shall mean Merck and Geron, individually, and “Parties” shall mean Merck and Geron, collectively.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.53
“Patent Rights” shall mean patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) and any divisions, continuations, continuations-in-part, reissues, reexaminations, registrations, renewals, substitutions, and supplementary protection certificates based thereon and other governmental actions that extend any of the patents and patent applications, and any and all equivalents, U.S. and foreign, to any of the foregoing.

1.54	“Phase I Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.55	“Phase II Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.56	“Phase III Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.57
“Prime” shall mean the administration to a patient of a DC Product in a sufficient quantity and/or number of doses to elicit a humoral and/or cellular immune response against Telomerase in such patient.

1.58
“Product” shall mean a vaccine that produces a humoral and/or cellular immune response against Telomerase when administered to a patient. “Product” shall include “DC Products”; “Non-DC Products,”“DC/Non-DC Therapies”; and “DC/Adeno/DNA Therapies”.

1.59	“Program Patent Rights” shall mean all Patent Rights covering Inventions conceived and/or reduced to practice during and as a result of the Research Program or the Clinical Development Program.

1.60
“Program Know How” shall mean any information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which arise during and as a result of the Research Program or the Clinical Development Program, (i) are conceived, developed, or reduced to practice solely by a Party or jointly by the Parties and, (ii) are not generally known and (iii) are Controlled by a Party or jointly by the Parties. For the avoidance of doubt, Program Know-How shall exclude Geron Know-How and Merck Know-How.

1.61
“Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the U.S., the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.62	“Related Party” shall mean each of Merck, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

1.63	“Research Program” shall mean the research activities undertaken by the Parties hereto as set forth in Sections 2.1 through 2.4 and Schedule 2.1.

1.64	“Research Program Term” shall have the meaning provided in Section 2.2.6.

1.65
“Synthetic Epitope” means (a) any peptide, which (i) is Directed to Telomerase; (ii) comprises a modification to the naturally-occurring sequence of Telomerase which modification is not specifically covered by a Valid Patent Claim at the time such modification is Invented; and (iii) provides benefit as a vaccine component due to its capacity to induce an immune responses cross-reactive against Telomerase which response is superior in quality to that induced by the corresponding wild-type epitope, as assessed by (x) *; (y) *; or (z) *, and (b) any nucleic acid sequence which encodes the peptide set forth in (a).

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.66
“Telomerase Antigen” shall mean (i) Telomerase, or (ii) any epitope, which epitope is Directed to Telomerase, or (iii) a nucleic acid sequence which encodes (i) or (ii). For clarity, a Telomerase Antigen does not need to possess properties identical to Telomerase, so long as it elicits a humoral and/or cellular immune response against Telomerase.

1.67	“Telomerase” shall mean the enzyme encoded by Telomerase reverse transcriptase (“TERT”), including any fragments thereof.

1.68	“Territory” shall mean all of the countries in the world, and their territories and possessions.

1.69	“Third Party” shall mean an entity other than Merck and its Related Parties, and Geron and its Affiliates.

1.70	“U.S.” shall mean the United States of America, its territories and possessions, including but not limited to the Commonwealth of Puerto Rico.

1.71
“Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within the Geron Patent Rights, Geron Program Patent Rights or Joint Program Patent Rights, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise as of the date of sale of a Product.

2.	RESEARCH PROGRAM; CLINICAL DEVELOPMENT PROGRAM

2.1	Research Program

2.1.1
Geron and Merck shall engage in the Research Program upon the terms and conditions set forth in this Agreement. In the initial Research Program, as set forth in Schedule 2.1 as of the Effective Date (the “Initial Research Program”), the Parties shall investigate *. The Initial Research Program may be amended only by mutual written agreement of the Parties. When used herein, any reference to “Research Program” shall include the Initial Research Program as amended by the Parties.

2.2	Conduct of Research

2.2.1
Performance. Geron and Merck each shall proceed diligently with the work set out in the Research Program by using their respective good faith efforts to allocate sufficient time, effort, equipment and facilities to the Research Program and to use personnel with sufficient skills and experience as are required to accomplish the Research Program in accordance with the terms of this Agreement and Schedule 2.1.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2.2
Compliance. Geron and Merck each shall conduct the Research Program in compliance with all applicable laws, rules and regulations, including, without limitation, Good Laboratory Practices, as applicable. In addition, if animals are used in research hereunder, the Parties will comply with the Animal Welfare Act or any other applicable local, state, national and international laws and regulations relating to the care and use of laboratory animals. Merck and Geron each are encouraged to use the highest standards, such as those set for the in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling care and treatment of such research animals. Any animals which are used in the course of the Research Program, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes. Geron shall notify Merck in writing of any deviations from applicable regulatory or legal requirements that it becomes aware of. Geron and Merck hereby certify that to the best of their knowledge they have not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any person debarred under United States law, including but not limited to Section 21 USC 335a, in performing any portion of the Research Program.

2.2.3
Use of Third Party Contractors. Merck and Geron shall each be entitled to utilize the services of Third Parties to perform its Research Program activities, provided that such services are conducted in a manner that is consistent with and preserves the rights of the Parties under this Agreement. Each Party shall remain at all times fully liable for its respective responsibilities under the Research Program and the activities of any Third Parties utilized in connection therewith.

2.2.4
Use of Human Materials. If any human cell lines, tissue, human clinical isolates or similar human-derived materials (“Human Materials”) have been or are to be collected and/or used in the Research Program, Geron and Merck each represent and warrant: (i) that it and its Affiliates have in all material respects complied, or shall comply, with all applicable laws, guidelines and regulations relating to the collection and/or use of the Human Materials used in the Research Program; and (ii) that it and its Affiliates have obtained, or shall obtain, all necessary approvals and appropriate informed consents, in writing, for the collection and/or use of such Human Materials. Each Party shall provide documentation of such approvals and consents upon the other Party’s request. Each Party further represents and warrants that it will ensure that such Human Materials may be used as contemplated in this Agreement without any obligations to the individuals or entities (“Providers”) who contributed the Human Materials, including, without limitation, any obligations of compensation to such Providers or any other Third Party for the intellectual property associated with the Human Materials or the commercial use thereof for any purposes, provided that if a Party is unable to obtain all necessary approvals and appropriate informed consents it shall have no obligation to provide Human Materials hereunder.

2.2.5
Funding. Merck will be responsible for all costs incurred by Merck in the performance of the Initial Research Program, and Geron will be responsible for all costs incurred by Geron in the performance of the Initial Research Program. Merck will not be responsible for funding any Geron activities during the Initial Research Program Term, unless otherwise agreed in writing between the Parties. Geron will make Commercially Reasonable Efforts to provide any Materials or scientific support for the Initial Research Program as reasonably requested by Merck through the JRC, and agreed by Geron during the Initial Research Program Term, and all such support and Materials will be provided at Geron’s expense.

2.2.6
Research Program Term. Except as otherwise provided herein, the term of the Research Program shall commence on the Effective Date and continue for a period of * (*) years after the Effective Date (“Research Program Term”). The Initial Research Program described in Schedule 2.1 is expected to be completed within * to * months after the Effective Date (“Initial Research Program Term”). Additional Research Program activities after the Initial Research Program, and the funding obligations of the Parties with respect thereto, shall be agreed upon between Geron and Merck at the conclusion of the Initial Research Program Term, including those activities provided in Section 2.3.4. The Parties may extend the Initial Research Program Term only by mutual written agreement of the authorized representative of the Parties, and shall, in such case, amend Schedule 2.1 as applicable.

2.3	Joint Research Committee

2.3.1
The Parties hereby establish a joint research committee (the “JRC”) as a scientific forum for discussion of the work and technical review of activities and results of the Research Program, and to facilitate the execution of the Research Program. Unless otherwise agreed between the Parties, the JRC shall remain in effect from the Effective Date of this Agreement up to and including the date three (3) months after commencement by Merck of IND-enabling GLP toxicology studies for a Non-DC Product, at which point a JDC will be formed in accordance with Section 2.4.1.

2.3.2
Composition of the Joint Research Committee. The Research Program shall be conducted under the direction of the JRC, comprised of * (*) representatives of Merck and * (*) representatives of Geron. Each Party may change its representatives to the JRC from time to time, in its sole discretion, effective upon prior written notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JRC meetings, subject to such representative’s or consultant’s written agreement to comply with the requirements of Section 4. The JRC shall be chaired by a representative of Merck. Decisions of the JRC shall be made unanimously by the representatives. In the event that the JRC cannot or does not, after good faith efforts, reach agreement on an issue related to the Research Program, the resolution and/or course of conduct shall be determined by Merck, in its sole discretion, provided that Geron shall have the right to raise issues of substance to the appropriate Executive Vice President of Merck Research Laboratories if not in agreement with a Merck decision. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.

2.3.3
JRC Meetings. During the Research Program Term and until the formation of the JDC, the JRC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between Geron and Merck facilities (or such other location as may be determined by the JRC). Alternatively, the JRC may meet by means of teleconference, videoconference or other similar communications equipment. The JRC shall confer regarding the status of the Research Program, review relevant data, and consider and advise on any technical issues that arise under the Research Program. Prior to the JRC meetings, the Parties shall exchange written summaries of the matters to be presented to the Committee. At JRC meetings, the Parties, through the JRC, will share Information arising from the performance of the Research Program, and any Information exchanged at JRC meetings shall be appropriately documented.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.3.4
Additional Technologies. The JRC shall review the results of the Research Program and consider those results in the context of other technologies that may be applicable for Non-DC Products. *. For the avoidance of doubt, Merck shall have final say over additional and subsequent research and development activities and any decision to engage in additional pre-clinical studies, subject to the decision making procedures set forth in Section 2.3.2.

2.4	Clinical Development of Non-DC Products

2.4.1
Merck shall inform Geron in writing when it commences * and Merck and Geron shall form the Joint Development Committee (“JDC”) within * (*) months of such commencement . Effective upon the formation of the JDC, Merck shall provide to Geron a Clinical Development Plan (“CDP”) and the JDC shall review on an ongoing basis the status of the CDP. Upon commencement of such IND-enabling GLP toxicology studies, Merck shall thereafter be responsible for performing and shall bear the cost for all clinical and non-clinical development for Non-DC Products, including the performance of the CDP (other than those activities of Geron set forth in the Research Program).

2.4.2
Joint Development Committee. The JDC shall be comprised of * (*) representatives of Merck and * (*) representatives of Geron. Each Party may change its representatives to the JDC from time to time, in its sole discretion, effective upon prior written notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the CDP. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JDC meetings, subject to such representative’s or consultant’s written agreement to comply with the requirements of Section 4. The JDC shall be chaired by a representative of Merck. Decisions of the JDC shall be made unanimously by the representatives. In the event that the JDC cannot or does not, after good faith efforts, reach agreement on an issue related to the CDP, the resolution and/or course of conduct shall be determined by Merck, in its sole discretion, provided that Geron shall have the right to raise issues of substance to the appropriate Executive Vice President of Merck Research Laboratories if not in agreement with a Merck decision. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.

2.4.3
JDC Meetings. During the clinical development of a Non-DC Product, the JDC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between Geron and Merck facilities (or such other location as may be determined by the JDC). Alternatively, the JDC may meet by means of teleconference, videoconference or other similar communications equipment. At JDC meetings, Merck will share data and information arising from the performance of the CDP. The JDC shall confer regarding the status of the CDP, review relevant data, consider and advise on any technical issues that arise during the development of a Non-DC Product. Notwithstanding the foregoing, Merck shall have final say over all development decisions, provided that Geron shall have a right to review and provide comments on the CDP. Merck will provide a report each Calendar Quarter to Geron in conjunction with JDC meetings regarding the development, commercialization and regulatory status of the Non-DC Product.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.4.4
Clinical Development Program Term. The Clinical Development Program will commence as provided in Section 2.4.1, and shall expire upon the earlier of (i) termination of the Agreement pursuant to Article 8, or (ii) the First Commercial Sale by Merck or its Related Parties of the first Non-DC Product anywhere in the Territory.

2.5	Records and Reports

2.5.1
Records. The Parties shall maintain records of activities under the Research Program, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved.

2.5.2	Copies and Inspection of Records.

(a)  Upon request, in furtherance of a patent or regulatory filing being performed by a Party or its designee, each Party shall provide to the other in a timely manner copies of records referred to in Section 2.5.1 maintained by that Party. All such records and the information disclosed therein shall be maintained in confidence in accordance with Section 4.

(b)  Each Party shall have the right to arrange for its employees and/or consultants involved in the activities contemplated hereunder to visit the offices and laboratories of the other and any of its Third Party contractors as permitted under Section 2.2.3 during normal business hours and upon reasonable advance written notice, and to discuss the Research Program work and its results in detail with technical personnel and consultants. Each Party shall have the right, during normal business hours and upon reasonable advance written notice, to inspect and copy all such records referred to in Section 2.5.2(a).

2.6	Program Patent Rights and Program Know-How

2.6.1	Non-DC Technologies. Program Patent Rights and Program Know-How by either Party relating solely to Non-DC Technologies shall be owned solely by Merck.

2.6.2
DC Technology. Program Patent Rights and Program Know-How by either Party relating solely to DC Technology shall be owned solely by Geron, subject to the non-exclusive research license to Merck pursuant to Section 3.2.1 and the DC Option set forth in Section 3.2.3.

2.6.3
Telomerase Antigen. Program Patent Rights and Program Know-How relating solely to Telomerase Antigens shall be owned solely by Geron, subject to the exclusive license granted to Merck pursuant to Section 3.1; provided, however, that ownership of Inventions relating to (i) Fusion Proteins and/or (ii) Synthetic Epitopes shall be determined as specified in Section 2.6.4.

2.6.4	Other Program Patent Rights and Program Know-How. Ownership of Program Patent Rights and Program Know-How other than as set forth in Sections 2.6.1, 2.6.2, and 2.6.3, shall be determined as follows:

(a)  Program Patent Rights and Program Know-How conceived and/or reduced to practice solely by employees of Geron, or by persons not employed by Merck and acting on behalf of Geron, shall be owned solely by Geron, subject to any applicable rights granted to Merck pursuant to Sections 3.1 or 3.2; and

(b)    Program Patent Rights and Program Know-How conceived and/or reduced to practice solely by employees of Merck, or by persons not employed by Geron and acting on behalf of Merck, shall be owned solely by Merck, subject to any applicable rights granted to Geron pursuant to Section 3.3; and

(c)  Program Patent Rights and Program Know-How conceived and/or reduced to practice jointly by employees of Merck or Geron or others acting on behalf of Merck and Geron shall be jointly owned by the Parties, subject to any applicable rights granted to Merck pursuant to Sections 3.1 or 3.2.

2.7	AE Reporting

2.7.1
Each Party shall, and shall cause its respective Affiliates to, furnish timely notice as required by applicable worldwide regulations (i.e. currently seven (7) calendar days for deaths and immediately life-threatening adverse experiences and fifteen calendar (15) days for serious adverse experiences) to all competent governmental agencies in the Territory of all side effects, drug interactions and other adverse experiences identified or suspected with respect to any Product administered, distributed, marketed and sold under authority of any IND or Marketing Authorization issued by such Regulatory Authority. Each Party shall provide the other Party hereto with all necessary assistance in complying with all adverse experience reporting requirements established by, or required under, any applicable IND and/or Marketing Authorization in the Territory. Accordingly:

(a)  Geron shall provide Merck with timely information, in accordance with the time frames set forth below, on any side effects, drug interactions and serious adverse experiences relating to any DC Product to the extent that such serious adverse experiences could affect the Marketing Authorization for any Non-DC Product in the Territory, or relate to the safety, efficacy or potency of any Non-DC Product; and

(b)  Merck shall provide Geron with timely information, in accordance with the time frames set forth below, on any side effects, drug interactions and serious adverse experiences relating to any Non-DC Product to the extent that such serious adverse experiences could affect the Marketing Authorization for any DC Product in the Territory, or relate to the safety, efficacy or potency of any DC Product.

2.7.2
Each Party shall, and shall cause its Affiliates to, furnish the other Party within five (5) calendar days of written notice of all such side effects, drug interactions and other serious adverse experiences reported to such Party or its Affiliates regarding Non-DC Products or DC Product. Each Party shall also use its best efforts to obtain, and to furnish to the other Party hereto, such information, including, but not limited to, patients, circumstances, consequences and sources of information, reasonably sufficient to permit that other Party to evaluate such side effects, drug interactions or other serious adverse experiences of the DC Product and/or Non-DC Product. Each Party shall retain all documents, reports, studies and other materials relating to any and all such side effects, drug interactions, or other serious adverse experiences, as the case may be. Upon reasonable written notice, each Party shall permit the other Party hereto to inspect, and to make copies of, all such documents, reports, studies and other materials, subject to the ability of Geron to inspect such Third Party records, and subject further to laws and regulations regarding patient confidentiality and privacy.

2.7.3
As soon as practicable after the Effective Date, but in no event later than the commencement of Phase I Clinical Trials by Merck, the Parties shall enter into a separate and more detailed agreement concerning adverse experience reporting.

2.7.4
For purposes of this Section 2.7.1, the term “adverse experience” means any unfavorable and unintended change in the structure (signs), function (symptoms), or chemistry (laboratory data) of the body temporally associated with any use of a Product, whether or not considered related to the use of such Product. Changes resulting from normal growth and development which do not vary significantly in frequency or severity from expected levels are not to be considered adverse experiences. Examples of this may include, but are not limited to, teething, typical crying in infants and children, and onset of menses or menopause occurring at a physiologically appropriate time.

(a)  Adverse experiences may occur in the course of the use of a Product in Clinical Trials or within the follow-up period specified in the protocol of such Clinical Trial, or prescribed in clinical practice, from overdose (whether accidental or intentional), from abuse, and from withdrawal.

(b)  Adverse experiences may also occur in screened patients during any preallocation baseline period as a result of a protocol-specified intervention including washout or discontinuation of usual therapy, diet, placebo treatment, or a procedure.

(c)  The term “adverse experience” does not pertain to events that are a result of investigator-initiated changes to the patient’s usual care during any preallocation baseline period. The term “adverse experience” does not pertain to nonprotocol specified intervention events or to preexisting conditions which occur in screened/nonrandomized patients unless the event causes the patient to be excluded from the study.

(d) For a marketed Product, (clinical practice and post-marketing study) any significant failure of expected pharmacologic, immunologic, or therapeutic effect also constitutes an adverse experience.

(e) While the reason for a procedure, e.g., chest pain necessitating cardiac catheterization, may be an adverse experience, a procedure in and of itself is not an adverse experience.

2.7.5
For purposes of this Section 2.7.1, “serious” means any untoward medical occurrence that at any dose is fatal or immediately life-threatening, results in persistent or significant disability/incapacity, or requires in-patient hospitalization or prolongation of an existing hospitalization, or is a congenital anomaly, cancer, or overdose. Other important medical events that may jeopardize the patient or may require intervention to prevent one of the outcomes listed previously, should also be considered “serious”.

2.7.6	Information provided by one Party to the other Party under this Section 2.7 shall be maintained in confidence by the receiving Party, except as expressly permitted by Article 4 of this Agreement.

3.	LICENSE; OPTION; DEVELOPMENT AND COMMERCIALIZATION

3.1	License Grants

3.1.1
Exclusive Non-DC Products License. Subject to the terms and conditions of this Agreement, including Section 3.1.2, Geron hereby grants to Merck an exclusive license (even as to Geron) in the Territory under Geron Patent Rights, Geron Program Patent Rights, Geron’s interest in Joint Program Patent Rights, Geron Know-How, and Geron’s interest in Program Know-How to make, have made, use, offer to sell, sell and/or import Non-DC Product(s) (including use for research and development of such Non-DC Product(s)) for any and all uses in the Field.

3.1.2	Limits on Exclusivity for Non-DC Products Other than Adeno/DNA Products.

(a)  For the * year period following the Effective Date, the license granted to Merck pursuant to Section 3.1.1 shall be exclusive to Merck, even as to Geron, except to the extent Geron may conduct any activity under the Research Program pursuant to Article 2. During such *-year period, Geron may not conduct independent work outside the Research Program related to Non-DC Products or DC/Non-DC Therapy or DC/Adeno/DNA Therapy.

(b)  Following the initial * year period described in Section 3.1.2, and subject to any agreement arising from Merck’s exercise of the Option set forth in Section 3.2.3, Geron may conduct research and/or development activities on a Non-DC Product only for the purpose of, and in connection with, the development of a DC/Non-DC Therapy, provided, however, that Geron shall not conduct such research and/or development activities (i) with regard to Adeno/DNA Products, or (ii) with regard to any other Non-DC Product if Merck has previously disclosed to Geron, through the JRC, the JDC (as documented by minutes of the meetings of the JRC or JDC) or through a formal written management communication, that Merck is actively engaged in research in, or development of, or in negotiation for rights to, the type of Non-DC Product regarding which Geron wishes to conduct research and/or development activities.

3.1.3
For the avoidance of doubt, prior to any agreement arising from Merck’s exercise of the Option set forth in Section 3.2.3, Geron’s ability to conduct research into and development and commercialization of DC Products is not affected in any way by this Agreement.

3.1.4
Non-Exclusive License to Conduct Assays. Subject to terms and conditions of this Agreement, Geron hereby grants to Merck a non-exclusive license in the Territory under Geron Patent Rights, Geron Know-How, Geron Program Patent Rights, Geron’s interest in Joint Program Patent Rights and Geron’s interest in Program Know-How, to the extent necessary to perform assays solely to measure immunological responses to Telomerase in the research, development, and commercialization of Non-DC Products under this Agreement, including (i) monitoring of treatment in clinical trials and (ii) in support of commercial use of such Non-DC Products.

3.1.5
Sublicense Rights. Subject to the terms and conditions of this Agreement, Merck will have the right to grant sublicenses of the rights granted to it under Section 3.1 (i) to its Affiliates; and (ii) to Third Parties engaged in research, development and marketing of Products, and to contract service providers providing services for Merck, to the extent such sublicenses to Third Parties are required for the research, development and commercialization of Non-DC Products or to perform assays as permitted pursuant to Section 3.1.4, in each case for use in the Field by or on behalf of Merck.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2	Research License and Option for DC Products

3.2.1
Research License. Geron hereby grants to Merck a non-exclusive license in the Territory under the Geron Patent Rights, Geron Know-How, Geron Program Patent Rights and Geron’s interest in Joint Program Patent Rights and Geron’s interest in Program Know-How, and Materials, solely for the purpose of conducting research in those aspects of the Research Program pertaining to DC Products and DC/Adeno/DNA Therapies. The license set forth in this Section 3.2.1 shall automatically terminate * (*) years from the Effective Date, unless otherwise agreed by the Parties. Notwithstanding the non-exclusive nature of such license, in order to preserve the exclusive nature of Merck’s option pursuant to Section 3.2.3, Geron shall not grant any license in the Territory to any Third Party under Geron Patent Rights, Geron Know-How, Geron Program Patent Rights, Geron’s interest in Joint Program Patent Rights or Geron’s interest in Program Know-How to develop or commercialize DC Products, DC/Non-DC Therapies or DC/Adeno/DNA Therapies in the Field during such *-year period.

3.2.2
Provision of Clinical Trial Information by Geron. During the term of the license set forth in Section 3.2.1, and subject to the provisions of Article 4, Geron shall provide updates to Merck on developments in on-going Clinical Trials of DC Products sponsored by Geron. Such updates shall be subject to nondisclosure obligations pursuant to Article 4 hereof.

3.2.3	Option for Commercial License to DC Products

(a)      Geron hereby grants to Merck an exclusive option to enter into an exclusive arrangement (or non-exclusive arrangement if mutually agreed by the Parties), subject to any pre-existing obligations of Geron to Third Parties, to develop and commercialize DC Products, DC/Non-DC Therapies and DC/Adeno/DNA Therapies, and obtain an exclusive license (or non-exclusive license if mutually agreed by the Parties), subject to any pre-existing obligations of Geron to Third Parties, under the Geron Patent Rights, Geron Know-How, and Geron’s interest in Program Patent Rights and Program Know-How, in the Field (the “DC Option”). Merck’s right to exercise the DC Option shall expire two (2) years after the Effective Date, unless otherwise agreed by the Parties. Merck shall be entitled to exercise the DC Option by providing written notice to Geron at any time prior to expiration of the DC Option.

(b)      Upon exercise of the DC Option by Merck, Merck shall have the right to exclusively negotiate with Geron as set forth in this Section 3.2.3(b) for the development and commercialization of DC Products, DC/Non-DC Therapies and/or DC/Adeno/DNA Therapies in the Field. The Parties shall meet and negotiate in good faith for the purpose of entering into an agreement regarding such an arrangement. If, after negotiating in good faith for * (*) days, subject to any mutually agreed extension (such extension not to be unreasonably withheld), Merck and Geron are unable to agree on the commercial terms of such an agreement, Merck’s DC Option shall be extinguished.

3.2.4
Relation to Initial Research Program. For avoidance of doubt, while the Initial Research Program will focus on an evaluation of *, this Agreement provides Merck with the exclusive right to develop Non-DC Products not limited to Adeno/DNA Products. Geron retains the exclusive right to develop DC Products, including DC/Non-DC Therapies.

 * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.3	License and Option Grants to Geron

3.3.1
Merck hereby grants to Geron a fully paid-up non-exclusive, non-sublicensable (except for the limited right to grant a sublicense to make on behalf of Geron) license in the Territory under Merck Telomerase Program Patent Rights and under Merck’s interest in Program Know-How relating to Telomerase Antigens, to make, have made, use, sell, offer to sell and import DC Products and DC/Non-DC Therapies in the Field.

3.3.2
Merck hereby grants to Geron an option to negotiate in good faith a non-exclusive but sublicensable license in the Territory on commercially reasonable terms to be negotiated under Merck Telomerase Program Patent Rights and under Merck’s interest in Program Know-How relating to Telomerase Antigens, to make, have made, use, sell, offer to sell and import DC Products and DC/Non-DC Therapies in the Field.

3.4	No Implied Licenses; Retained Rights

3.4.1
No Implied Licenses.Neither Party shall obtain any license or other intellectual property interest in, to, or under any Information or Patent Rights of the other Party, by implication or otherwise except as expressly set forth in this Article 3.

3.4.2
Retained Rights. Each Party retains all rights not explicitly granted in this Article 3. In particular, but without limitation, except as provided in Section 3.3, Merck retains all of its rights and grants no license relating to Non-DC Technologies.

3.5	Diligence in Development and Commercialization

3.5.1
Merck shall use Commercially Reasonable Efforts, at its own expense, to develop and commercialize one or more Non-DC Product(s) for use in the Field. The obligations of Merck with respect to any Non-DC Product under this Section 3.5 are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Non-DC Product, and the obligation of Merck to develop or market any such Non-DC Product shall be delayed or suspended so long as in Merck’s opinion any such condition or event exists. Merck shall be obligated to use Commercially Reasonable Efforts to investigate and attempt to resolve any such adverse condition or event. If, in Merck’s opinion, such material or adverse condition arises, Merck shall promptly inform Geron at the next quarterly JDC meeting, and shall provide the JDC with an explanation for any decision to delay or suspend the development or marketing of a Non-DC Product, together with a description of actions planned by Merck to resolve the underlying cause of such delay or suspension. If Geron reasonably believes that Merck has made a decision to cease, or has actually ceased, development of all Non-DC Products for a period of * (*) or more consecutive months, Geron shall so notify Merck in writing. Upon receipt of such written notice, Merck shall prepare and present a revised CDP to the next JDC meeting occurring more than * (*) days after delivery of such notice by Geron (but in any event no more than one Calendar Quarter after delivery of such notice). Such revised CDP shall include an identification of all obstacles in the development of a Non-DC Product and Merck’s plan for overcoming such obstacles. Geron shall inform Merck of any concerns that it has with Merck’s revised CDP, and the Parties shall meet as necessary to discuss such concerns. Merck may, in its discretion, further revise the CDP to reflect Geron’s concerns. If, after Merck and Geron have had an opportunity to fully explore any concerns of Geron with Merck’s revised CDP, Geron continues to remain reasonably dissatisfied with Merck’s revised CDP, Geron may provide written notice of material breach to Merck pursuant to Section 9.3.1.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.6	Option of Geron to Co-promote in the United States

3.6.1
Geron Right to Co-Promote. Subject to the obligations of Merck existing as of the Effective Date, Merck hereby grants Geron an option to co-promote any Product developed hereunder in the U.S. only (the “Co-promotion Option”) by Detailing (as such term is defined in Schedule 3.6) the Non-DC Product to physicians other than primary care providers who are designated by Merck as candidates for Detailing the Product (“Target Prescribers”) Geron’s right to co-promote any Product hereunder is subject to the provisions of this Section 3.6, and is conditioned on Geron’s exercise of the Co-Promotion Option set forth in Section 3.6.3, Geron’s demonstrated ability to perform such mutually agreed co-promotion obligations as are set forth in a Co-Promotion Agreement mutually acceptable to the Parties and containing terms and conditions substantially consistent with Schedule 3.6. Any rights to co-promote Non-DC Products shall only be granted to Geron or a wholly-owned subsidiary of Geron, and shall not be assignable or transferable except as may be otherwise agreed in the Co-Promotion Agreement.

3.6.2
Procedure. (a) Merck shall determine the projected Launch Date (as such term is defined in Schedule 3.6) of the Product, and shall keep Geron apprised at quarterly JDC meetings of any changes in the projected Launch Date for the Non-DC Product, so that Geron has reasonable notice thereof. Merck will notify Geron in writing of the projected Launch Date for each Product hereunder at least * (*) months in advance of such projected Launch Date. Subject to notice by Merck as set forth in the preceding sentence, Geron will notify Merck in writing of its intent to exercise the Co-Promotion Option at any time but no later than * (*) months prior to the projected Launch Date as communicated by Merck(the “Exercise Date”). If Geron chooses to exercise the Co-Promotion Option, Merck and Geron will enter into a definitive Co-Promotion Agreement consistent with the terms and conditions set forth in Schedule 3.6 *.

(b)      Notwithstanding Section 3.6.2(a), if Merck determines that an accelerated time schedule for the Exercise Date and execution of a Co-Promotion Agreement is necessary to optimally plan and execute the launch of the Product, Merck will inform Geron and the Parties will agree on the revised schedule for exercise of the Co-Promotion Option and execution of a definitive Co Promotion Agreement *.

3.6.3
Co-Promotion Obligations. If Geron exercises the Co-Promotion Option, Geron shall be required to commence Detailing the Product on the Launch Date, and shall be required to deploy a sufficient number * of Specialty Sales Representatives (as such term is defined in Schedule 3.6), based on the reach and frequency of Detailing that Merck determines is desirable to the Target Prescribers. Merck shall inform Geron at least * (*) days before the Exercise Date of the total number of Specialty Sales Representatives required for the Detailing of the Product on the Launch Date. Merck and Geron will mutually agree on the number of Specialty Sales Representatives Geron will deploy as outlined in Schedule 3.6. Compensation in any event shall be as described in Schedule 3.6.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.6.4	Lapse of Co-Promotion Option. Geron’s right to co-promote a Product hereunder shall lapse if, with respect to such Product:

(a) Geron does not notify Merck in writing of its intent to exercise the Co-Promotion Option by the Exercise Date (subject to reinstatement of the Co-Promotion Option as provided in Section 3.6.2); or

(b) Geron cannot provide the number of Specialty Sales Representatives set forth in Schedule 3.6; or

(c) For the reasons set forth in Schedule 3.6; or

(d) Geron is involved in a Major Pharma Change of Control as set forth in Section 9.2; or

(e) The Agreement is terminated pursuant to Article 9.

3.7	Bankruptcy

3.7.1
All licenses granted under or pursuant to this Agreement by Geron to Merck are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that Merck, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against Geron under the Code, Merck shall be entitled, to the extent necessary for Merck to continue to preserve its license rights under this Agreement, to a complete duplicate of any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Merck (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by Merck, unless Geron elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Geron upon written request therefor by Merck. The foregoing provisions of this Section 3.7 are without prejudice to any rights Merck may have arising under the Code or other applicable law.

4.	CONFIDENTIALITY AND PUBLICATION

4.1	Nondisclosure Obligation

4.1.1
All Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or Related Party, or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Information:

(a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b) is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

(c) is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

(d) is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party’s business records;

(e)  is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;

(f)  is (i) Licensed Subject Matter licensed to Merck hereunder and is deemed necessary by Merck to be disclosed to Related Parties, agents, consultants, and/or other Third Parties for any and all purposes Merck and its Affiliates deem necessary or advisable for the research and development, manufacturing and/or marketing of the Non-DC Product (or for such entities to determine their interest in performing such activities) or (ii) Licensed Subject Matter licensed to Geron hereunder and is deemed necessary by Geron to be disclosed to Affiliates, agents, consultants, permitted sublicensees and/or other Third Parties for any and all purposes Geron and its Affiliates deem necessary and advisable for the research and development, manufacturing or marketing of any DC-Product or DC/Non-DC Therapy (or for such entities to determine their interest in performing such activities), provided that such activities by either Party shall be in accordance with this Agreement on the condition that such Third Parties agree in writing to be bound by the confidentiality and non-use obligations contained in this Agreement; and further provided that the term of confidentiality for such Third Parties shall be no less than ten (10) years; or

(g)  is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

4.1.2
If a Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of this Section 4.1 or Section 4.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4.1 and Section 4.2, and the Party disclosing Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information. Each Party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of Information of either party included in any such disclosure.

4.2	Geron Know-How

4.2.1
Geron agrees to use Commercially Reasonable Efforts to keep all Geron Know-How and Geron’s interest in Program Know-How that is exclusively licensed to Merck pursuant to Section 3.1 confidential, subject to exception (b) in Section 4.1 above.

4.3	Publication

4.3.1
Merck and Geron each acknowledge the other Party’s interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. However, any publication of Information arising from the Research Program shall be solely by agreement of the Parties. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 4.1, either Party, its employees or consultants wishing to make a publication containing Program Know-How or confidential Information of the other Party shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least * (*) days prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of * (*) days to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Article 8 below. Upon expiration of such * (*) days, the publishing Party shall be free to proceed with the publication or presentation. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business information of the reviewing Party prior to submission of the publication or presentation. Notwithstanding anything in this Section 4.3.1 (i) Merck may publish its clinical or manufacturing Information relating to Non-DC Products with advance written notice to Geron and (ii) Geron may publish its clinical or manufacturing Information relating to DC Products, provided, however, that for any such publication relating to any DC Product covered by a license granted to Geron by Merck under this Agreement, Geron shall provide advance written notice to Merck.

4.4	Publicity/Use of Names/Disclosure of Terms

4.4.1	Both Parties hereby agree that, on or after the Effective Date, Geron may issue the press release set forth in Schedule 4.4.1.

4.4.2
No disclosure of the terms of this Agreement beyond those otherwise described in the press release in Schedule 4.4.1, or otherwise previously publicly disclosed as required by law, may be made by either Party. Neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law. Each Party hereby consents to the use of its name by the other Party in making reference to the existence of the Agreement only to the extent permitted in this Section 4.4.2.

4.4.3
Notwithstanding the above, either Party may disclose the terms of this Agreement to accredited investors, investment bankers, or potential acquirors or merger candidates in the context of due diligence investigations of such Party, provided that the party to which such information is disclosed is subject to a nondisclosure obligation no less stringent that that specified in Section 4.1.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

5.	PAYMENTS; ROYALTIES AND REPORTS

5.1	License Fee

5.1.1
In consideration for license rights granted pursuant to Section 3.1, Merck will pay Geron a non-refundable upfront license fee of two and one-half million dollars ($U.S. 2.5 million). Such payment shall be made within thirty (30) days after the Effective Date.

5.2	Option Fee

5.2.1
In consideration of the Option rights set forth in Section 3.2, Merck will pay Geron a nonrefundable option fee of one million dollars ($U.S. 1 million) within thirty (30) days after the Effective Date.

5.3	Milestone Payments

5.3.1
Subject to the terms and conditions of this Agreement, Merck shall pay a non-refundable and non-creditable one-time only retention fee of * dollars ($U.S. *) no later than the earlier of (a) * months * or (b) within * (*) days *;

5.3.2	Subject to the terms and conditions of this Agreement, Merck shall pay a one-time only non-refundable and non-creditable milestone of * dollars ($U.S. *) within * (*) days after *.

5.3.3	Subject to the terms and conditions of this Agreement, Merck shall pay to Geron non-refundable and non-creditable payments set forth below in Section 5.3.2 below for the * to achieve such milestone:

(a) *	$ U.S. *
(b) *	$ U.S. *
(c) *	$ U.S. *
(d) *	$ U.S. *
(e) *	$ U.S. *
(f) *	$ U.S. *

5.3.4
For the first Non-DC Product to achieve a milestone set forth in Section 5.3.3 for the second Indication, Merck shall pay Geron for the achievement of such milestone at a rate equal to * percent (*%) of the amounts set forth in Section 5.3.3. For the first Non-DC Product to achieve a milestone set forth in Section 5.3.3 for the third Indication, Merck shall pay Geron for the achievement of such milestone at a rate equal to * percent (*%) of the amounts set forth in Section 5.3.3. No further milestones shall be payable for subsequent achievement of such milestones by the first or any subsequent Non-DC Product.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3.5
Merck shall notify Geron in writing within thirty (30) days following the achievement of each milestone set forth in Sections 5.3.2, 5.3.3, or 5.3.4, and shall make the appropriate milestone payment within thirty (30) days after the achievement of such milestone.

5.4	Royalties for Non-DC Products

Royalties Payable By Merck. Subject to the terms and conditions of this Agreement, Merck shall pay Geron royalties on Net Sales of Non-DC Products, calculated on a Product-by-Product basis, as set forth in this Section 5.4.

5.4.1	Royalties.

(a)  Patent Royalty Tiers. Subject to the remaining provisions of Section 5.4, Merck shall pay Geron patent royalties in an amount equal to the following percentage of Net Sales of Non-DC Products by Merck or its Related Parties, provided that either (x) *; or (y) *:

(i)  * percent (*%) of worldwide Net Sales in each Calendar Year up to and including * dollars ($U.S. *);

(ii)  * percent (*%) of worldwide Net Sales in each Calendar Year for the portion of Net Sales exceeding * dollars ($U.S. *) up to and including * dollars ($U.S. *); and

(iii)  * percent (*%) of worldwide Net Sales in the Territory in each Calendar Year for the portion of Net Sales exceeding * dollars ($U.S. *).

For the avoidance of doubt, Merck’s royalty obligations under this Section 5.4.1(a) shall apply to Merck’s Net Sales with respect to any Non-DC Product that meets the requirements of Section 5.4.1(a), above; even if sale or manufacture of such Non-DC Product is also covered by Merck Telomerase Program Patent Rights; provided, that (i) it is understood that Merck Telomerase Program Patent Rights are not included in the definition of Valid Patent Claims, and (ii) royalties shall be due pursuant to this Section 5.4.1(a) only for the duration set forth in Section 5.4.1(b).

(b)  By negotiated agreement of the Parties with respect to all aspects of consideration applicable to this Agreement, payment of patent royalties pursuant to Section 5.4.1(a) shall continue on a country-by-country basis until the later of (1) *, or (2) *.

(c)  Know-How Royalty. Except as provided for in Section 5.4.1(a) above, in countries where the * would not infringe a Valid Patent Claim, and provided that *, Merck shall pay Geron a royalty rate on Net Sales at * percent *% of the rate determined in Section 5.5.1(a). Such royalties shall be calculated after first calculating royalties under Section 5.4.1(a) above.

5.4.2
Royalty tiers pursuant to 5.4.1(a) and 5.4.1(b) shall be calculated based on worldwide Net Sales of each Product , provided that the determination of whether the royalty shall be calculated under 5.4.1(a) or 5.4.1(b) shall be determined on a country-by-country basis. Royalties on each Product at the rates set forth above shall continue on a country-by-country basis until the later of: (i) the end of the royalty obligation under Section 5.4.1(a); or (ii) for a period of * (*) years after First Commercial Sale of such Product in such country (the “Royalty Period”). All royalties are subject to the following conditions:

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)  that only one royalty shall be due with respect to the same unit of Product;

(b)  that no royalties shall be due upon the sale or other transfer among Merck or its Related Parties, but in such cases the royalty shall be due and calculated upon Merck’s or its Related Party’s Net Sales to the first independent Third Party;

(c)  no royalties shall accrue on the sale or other disposition of Product by Merck or its Related Parties for use in a Clinical Trial; and

(d)  no royalties shall accrue on the disposition of Product in reasonable quantities by Merck or its Related Parties as promotional samples;

(e)  no royalties shall accrue on the disposition of Product as donations made by Merck in the ordinary course of business; provided, that *.

5.4.3	Compulsory Licenses. *

5.4.4	Retroactive Lump-Sum Payment of Royalties. *.

(a)  *.

(b)  *.

(c)  *.

5.4.5
Non-cash Compensation. The Parties acknowledge that it may be impracticable to anticipate all possible ways for Merck and its Related Parties to commercialize and exploit the licenses granted to them hereunder or which are later sublicensed to them, as the case may be, with respect to Non-DC Products, or for Merck and/or its Affiliates to receive compensation therefor directly or indirectly from Third Parties, but that Geron is properly entitled to compensation therefor. Except as permitted pursuant to Section 5.4.2, if any of Merck or its Related Parties transfers to a Third Party any Non-DC Products, and does not receive compensation for such transfer equivalent to commercial sale of Non-DC Products, (including if Merck or any of its Related Parties receive Net Sales in the form of non-cash consideration for any Non-DC Product sold or otherwise transferred to a Third Party) Merck shall be obligated to promptly report such transfer to Geron. In such event, Merck and Geron shall discuss in good faith and agree upon new ways of compensating Geron to the extent currently contemplated under Section 5.4.1 and 5.4.2; provided that this provision shall not apply to services received by Merck or its Related Parties from Third Parties in the ordinary course of business.

5.5	Reports; Payment of Royalty

5.5.1
During the term of this Agreement following the First Commercial Sale of a Product, Merck shall furnish to Geron a quarterly written report for the Calendar Quarter showing the Net Sales of all Products subject to royalty payments sold by Merck and its Related Parties in the Territory during the reporting period and the royalties payable under this Agreement. Reports shall be due on the * (*) day following the close of each Calendar Quarter. Royalties shown to have accrued by each

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

royalty report shall be due and payable on the date such royalty report is due. Merck shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

5.6	Audits

5.6.1
Upon the written request of Geron and not more than once in each Calendar Year, Merck shall permit an independent certified public accounting firm of nationally recognized standing selected by Geron and reasonably acceptable to Merck, at Geron’s expense, to have access during normal business hours to such of the records of Merck as may be reasonably necessary to verify the accuracy of the royalty reports within twenty-four (24) months after receipt by Geron of such royalty reports. The accounting firm shall disclose to Geron only whether the royalty reports are correct or incorrect and the amount of any discrepancy. No other information shall be provided to Geron.

5.6.2
If such accounting firm identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date Geron delivers to Merck such accounting firm’s written report so concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Geron, provided, however, that if such audit uncovers an underpayment of royalties by Merck that exceeds * of the total royalties owed, then the fees of such accounting firm shall be paid by Merck.

5.6.3
Merck shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Merck, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Geron’s independent accountant to the same extent required of Merck under this Agreement.

5.6.4
Upon the expiration of * (*) months following the end of any Calendar Year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Geron, and Merck and its Related Parties shall be released from any liability or accountability with respect to royalties for such year.

5.6.5
Geron shall treat all financial information subject to review under Section 5.6.1 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Merck and/or its Related Parties obligating it to retain such information in confidence pursuant to such confidentiality agreement.

5.7	Payment Exchange Rate

5.7.1
All payments to be made by Merck to Geron under this Agreement shall be made in United States dollars and may be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Geron from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due Geron shall be made at the monthly rate of exchange utilized by Merck in its worldwide accounting system, prevailing on the third to the last business day of the month preceding the month in which such sales are recorded by Merck.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

5.8	Income Tax Withholding

5.8.1
If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 5, Merck shall make such withholding payments as may be required and shall subtract such withholding payments from the payments set forth in this Article 5. Merck shall deliver to Geron a proof of payment within a reasonable period of time after making such withholding payment.

6.	REPRESENTATIONS AND WARRANTIES; COVENANTS

6.1	Representations and Warranties

6.1.1	Geron Representations and Warranties. Geron represents and warrants to Merck that, except as indicated in Schedule 6.1.1, as of the Effective Date of this Agreement:

(a)  to Geron’s knowledge, the Geron Patent Rights and Geron Know-How exist and are not invalid or unenforceable, in whole or in part in the Field;

(b)  it has the full right, power and authority to enter into this Agreement, to perform its obligations under the Research Program and to grant the licenses granted under Article 3 hereof;

(c)  it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Geron Patent Rights or Geron Know-How in the Field;

(d)  to Geron’s knowledge, it is the sole and exclusive owner or licensee of the Geron Patent Rights and Geron Know-How, all of which are (and shall be, in the case of Geron’s interest in Program Patent Rights and Program Know-How) free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the Geron Patent Rights and Geron Know-How in the Field;

(e)  to Geron’s knowledge there are no claims, judgments or settlements against or owed by Geron and no pending or threatened claims or litigation relating to the Geron Patent Rights and Geron Know-How; and

(f)  to Geron’s knowledge Geron has disclosed to Merck all reasonably relevant information regarding the Geron Patent Rights and Geron Know-How in the Field licensed under this Agreement; and

(g)  Geron has been informed of the potential co-promotion rights held by a Third Party, and is aware that its co-promotion rights pursuant to Section 3.6 are limited by Merck’s pre-existing obligations to such Third Party, as detailed in Schedule 6.1.2.

6.1.2	Merck Representations and Warranties. Merck represents and warrants to Geron that, except as indicated in Schedule 6.1.2, as of the Effective Date:

(a)  it has the full right, power and authority to enter into this Agreement, and to perform its obligations under the Research Program, and to grant the licenses granted under Article 3 hereof;

(b)  to Merck’s knowledge, it owns or Controls all intellectual property rights that as of the Effective Date *;

(c)  it has had a full opportunity to conduct, and has conducted, a diligence review of the Geron Patent Rights, Geron Know-How and the information disclosed in Schedule 6.1.1 and other matters relevant to this Agreement.

(d)  Merck has been informed of the license rights granted by Geron, and the pre-existing obligations of Geron, to a Third Party, and is aware that exclusivity with respect to any license to Merck to develop and commercialize DC Products, DC/Non-DC Therapies, and DC/Adeno/DNA Therapies under the option rights set forth in Section 3.2.3 is limited by the license rights granted, and Geron’s pre-existing obligations, to such Third Party, as detailed in Schedule 6.1.1.

6.2	Representation and Covenant by Geron Related to Colorado Agreement

Geron represents and warrants to Merck that as of the Effective Date, Geron is party to an Intellectual Property License Agreement with the University Technology Corporation (“Colorado”) dated December 9, 1996, as such agreement is amended as of the Effective Date, true and correct copies of which have been provided to Merck prior to the Effective Date (“Colorado Agreement”). Geron hereby covenants that in no event shall Geron terminate or amend, or knowingly take any action or fail to take any action that will cause the termination or amendment of, the Colorado Agreement after the Effective Date in a manner that would prejudice the rights of Merck pursuant to the Colorado Agreement.

6.3	Limitation of Liability.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE, LOSS OR INACCESSIBILITY OF DATA, OR INTERRUPTION OF BUSINESS, ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.	INDEMNIFICATION; INSURANCE

7.1	Indemnification by Geron

Subject to the limitation of liability set forth in Section 6.1.4 hereof, Geron hereby agrees at all times during the term of this Agreement to indemnify, defend and hold harmless Merck and its Affiliates (collectively, “Merck Indemnified Parties”) from and against any and liabilities, actions, losses, damages, claims or expenses, including reasonable attorneys’ fees and costs (collectively, “Indemnified Losses”), arising from or based on a breach of Geron’s representations and warranties contained in Section 6.1.1, provided that such indemnification obligation shall not apply to Indemnified Losses on the part of a Merck Indemnified Party to the extent such Merck Indemnified Party is adjudicated (in a final non-appealable judgment) to have acted in a grossly negligent or willfully wrongful manner.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2	Indemnification by Merck

Merck agrees to defend, indemnify and hold harmless Geron and its Affiliates; the University of Colorado; University License Equity Holdings, Inc.; and the Howard Hughes Medical Institute, and each of their directors, officers, employees, and agents (collectively the "Geron Indemnified Parties") from and against any and all Indemnified Losses (a) arising from or based on a breach of Merck’s representations and warranties contained in Section 6.1.2, or (b) resulting from personal injury, product liability or property damage relating to or arising from: (i) the manufacture, use, promotion or sale of any Product by Merck or its Related Parties; or (ii) the use by any person of a Product made, created, sold or otherwise transferred by Merck or its Related Parties; or (iii) the use by Merck or its Related Parties of Geron Patent Rights, Geron Know-How, Geron Program Patent Rights or any Geron interest in Program Know-How outside the Field; provided that such indemnification obligation shall not apply to Indemnified Losses on the part of a Geron Indemnified Party to the extent such Geron Indemnified Party is adjudicated (in a final non-appealable judgment) to have acted in a grossly negligent or willfully wrongful manner.

7.3	Notification of Claims; Conditions to Indemnification Obligations

The Parties shall promptly notify each other of any claims or suits with respect to which indemnification under this Agreement is or could be sought. The Party requesting indemnification shall permit the indemnifying Party to assume the defense of such claims or suits giving rise to the request at the indemnifying Party’s sole expense. The Party requesting indemnification shall cooperate with the indemnifying Party in such defense when reasonably requested to do so. In no event shall the indemnifying Party compromise or settle any claim or suit in a manner that admits fault or negligence on the part of the indemnified Party, or that would otherwise adversely affect any rights of the indemnified Party, without the prior written consent of the indemnified Party. The indemnifying Party shall have no liability under this Article 7 with respect to claims or suits settled or compromised without the indemnifying Party’s prior knowledge and express written consent.

7.4	Insurance

Throughout the term of this Agreement, Merck shall obtain and keep in force comprehensive general liability insurance or shall self insure covering each occurrence of bodily injury and property damage in amounts consistent with other similar contractual arrangements of Merck. Merck shall deliver to Geron, at Geron’s request, an insurer or insurer’s agent signed Certificates of Insurance, as evidence that policies providing such coverage of insurance are in full force and effect and with insurers, having an AM Best (A-) or higher rating. Thereafter, the certificates of insurance shall be provided annually. These Certificates shall provide that not less than thirty (30) calendar days advance notice will be given in writing to Geron of any cancellation, termination, or material alteration of said insurance policies. The Geron Indemnified Parties shall be added as additional insureds on all policies. Except for Indemnified Losses on the part of a Geron Indemnified Party to the extent such Geron Indemnified Party is adjudicated (in a final non-appealable judgment) to have acted in a grossly negligent or willfully wrongful manner, Merck's insurance shall be primary with no contribution by Geron's insurance.

8.	PATENT PROVISIONS

8.1	Geron Patent Rights

8.1.1	Filing Prosecution and Maintenance of Geron Patent Rights

Geron shall use Commercially Reasonable Efforts to file, prosecute and maintain in the Territory the Geron Patent Rights licensed to Merck under this Agreement. Geron shall provide Merck with periodic updates on prosecution of Geron Patent Rights relevant to the Field and shall cooperate with Merck with respect to strategies for securing patent protection for the Field. In particular, Geron shall consult with Merck and consider Merck’s suggestions regarding countries where such Geron Patent Rights shall be filed. All final decisions with respect to prosecution of Geron Patent Rights shall be made by Geron.

8.1.2	Interference, Opposition, Reexamination and Reissue of Geron Patent Rights

  (a)     Geron shall, within ten (10) days of learning of such event, inform Merck of any request for, or filing or declaration of, any interference, opposition, reissue or reexamination relating to Geron Patent Rights. Merck and Geron shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. All final decisions with respect to such proceedings shall be made by Geron.

  (b)     Any decision to initiate any reexamination, interference or reissue proceeding relating to Geron Patent Rights relevant to the Field shall be taken in consultation with Merck, but any final decision with respect to such proceedings shall be made by Geron.

  (c)     In connection with any interference, opposition, reissue, or reexamination proceeding relating to Geron Patent Rights relevant to the Field, Merck and Geron will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Geron shall keep Merck informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation on any settlement, the status of any settlement negotiations and the terms of any offer related thereto. Any final decision to settle any such action shall be made by Geron.

  (d)     Geron shall bear the expense of any interference, opposition, reexamination, or reissue proceeding relating to Geron Patent Rights.

8.1.3	Enforcement and Defense of Geron Patent Rights and Geron Know-How

  (a)     Each Party shall provide the other with notice of any infringement or declaratory judgment action with respect to Geron Patent Rights or misappropriation or misuse of Geron Know-How with respect to Non-DC Products in the Field that may come to its attention. Merck and Geron shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action to terminate such infringement or misappropriation. As between Merck and Geron, Geron shall have the right to initiate and prosecute such legal action at its own expense, and to control the defense of any declaratory judgment action, relating to Geron Patent Rights. Geron shall keep Merck informed of developments in any such action or proceeding, including consultation on any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

  (b)     At Geron’s request, Merck shall join any such action as a party. Merck and Geron may agree to jointly undertake a legal action to defend or enforce the Geron Patent Rights or Geron Know-How in the Field.

  (c)     With respect to infringement of Geron Patent Rights or misappropriation or misuse of Geron Know-How in connection with a product which would, under this Agreement constitute a Non-DC Product for use in the Field then, where such product is either (1) a product marketed by a Third Party, or (2) a product proposed to be marketed by a Third Party and in respect of which Geron or Merck has received certification under 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or any similar provisions relating to biologicals in a country in the Territory, Geron’s right to initiate and prosecute an appropriate legal action shall be a first right. Within five (5) business days of receipt of such certification, Geron shall provide Merck with a copy of such certification and Geron shall timely inform Merck if it elects not to exercise such first right and, subject to any other obligations of Geron existing as of the Effective Date, Merck shall thereafter have the right to initiate and prosecute such action to terminate infringement, of Geron Patent Rights, or misappropriation or misuse of Geron Know-How in the names of Merck and, if necessary, Geron. If Merck exercises its right to assume initiation and/or prosecution of such actions, Merck shall keep Geron informed of developments in any such action or proceeding, including consultation on any settlement, the status of any settlement negotiations and the terms of any offer related thereto. No settlement or other concession of any action related to Geron Patent Rights initiated by Merck as permitted by this paragraph shall be entered into without Geron’s written agreement.

  (d)     In any action pursuant to this Section 8.1.3, each Party shall have the right to be represented by counsel of its own choice, and Merck and Geron will cooperate fully and will provide each other with any information or assistance that either may reasonably request.

8.1.4
Any recovery obtained by either Geron or jointly by Merck and Geron in connection with or as a result of any action contemplated by this Section 8.1, whether by settlement or otherwise, shall be shared in order as follows:

(a)  The Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b)  The other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c)  the amount of any recovery remaining shall then be allocated between the Parties on a pro rata basis taking into consideration the relative economic losses suffered by each Party.

8.2	Licensed Program Patent Rights

8.2.1	Filing, Prosecution and Maintenance of Licensed Program Patent Rights

(a) Geron shall have the first right to file, prosecute and maintain in the Territory, upon appropriate consultation with Merck, the Geron Program Patent Rights, and Merck shall have the first right to file, prosecute and maintain in the Territory, upon appropriate consultation with Geron, the Merck Program Patent Rights and Joint Program Patent Rights. Each Party shall promptly provide a written report to the other Party of any potentially patentable Program Know-How that may be solely or partially owned by the other Party prior to the filing of any corresponding patent application, together with the Party’s determination of inventorship for that Invention. With respect to all proposed Licensed Program Patent Rights for which a patent application is to be filed, the filing Party shall give the non-filing Party an opportunity to review the text of the application before filing, shall consult with the non-filing Party with respect thereto, including with respect to determination of inventorship and ownership. The filing Party shall supply the non-filing Party with a copy of the application as filed, together with notice of its filing date and serial number. Upon request by the non-filing Party, the filing Party shall also provide the non-filing Party with timely copies of all papers related to the prosecution and maintenance of patents and patent applications covering Licensed Program Patent Rights at least fifteen (15) days in advance of the filing of any response and shall take into account any comments and suggestions made by the non-filing Party. Each Party shall promptly give notice to the other of the allowance, grant, lapse, revocation, surrender, invalidation or abandonment of any Licensed Program Patent Rights for which it is responsible for the filing, prosecution and maintenance. With respect to all filings hereunder, the filing Party shall be responsible for payment of all costs and expenses related to such filings.

(b) If the Party with the first right to file, prosecute or maintain Licensed Program Patent Rights elects not to do so, it shall timely notify the other Party, and the other Party shall have the right to file, prosecute or maintain, as applicable, such Licensed Program Patent Rights. The non-filing Party shall execute such documents and perform such acts at its expense as may be reasonably necessary for the other to perform such filing, prosecution and/or maintenance. In the event that Geron elects not to file, prosecute or maintain Licensed Program Patent Rights , and Merck assumes the burden of doing so, then the associated expenses and costs incurred by Merck shall be fully creditable against any royalties owed by Merck under this Agreement; provided, however, that no royalty payment when due, regardless of the number of such credits available in accordance with the terms of this Agreement, shall be reduced by more than * percent (*%). Unused credits may be carried over into subsequent royalty periods. In the event that Merck elects, pursuant to the notice provisions of Section 10.4, not to file, prosecute or maintain Licensed Program Patent Rights, and Geron assumes the burden of doing so, then the associated expenses and costs incurred by Geron shall be borne by Geron, and Geron shall receive an automatic, irrevocable fully paid-up and freely sublicensable license under any such Licensed Program Patent Rights.

8.2.2	Interference, Opposition, Reexamination and Reissue

(a) Each Party shall, within ten (10) days of learning of such event, inform the other of any request for, or filing or declaration of, any interference, opposition, reissue or reexamination relating to Program Patent Rights. The right to control any such proceeding with respect to Licensed Program Patent Rights shall be as specified with respect to patent filing, prosecution and maintenance in Section 8.2.1.

(b) Neither Party shall initiate any reexamination, interference or reissue proceeding relating to Licensed Program Patent Rights without the prior written consent of the other, which consent shall not be unreasonably withheld.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) In connection with any interference, opposition, reissue, or reexamination proceeding relating to Licensed Program Patent Rights, Merck and Geron will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

(d) Geron shall bear the expense of any interference, opposition, reexamination, or reissue proceeding relating to Geron Program Patent Rights. Merck shall bear the expense of any interference, opposition, reexamination, or reissue proceeding relating to Merck Program Patent Rights or Joint Program Patent Rights.

8.2.3	Enforcement and Defense of Program Know-How and Licensed Program Patent Rights

(a) Each Party shall give the other notice of either (i) any infringement of Licensed Program Patent Rights, (ii) any declaratory judgment action relating to Licensed Program Patent Rights or (iii) any misappropriation or misuse of Program Know-How that is licensed hereunder, that may come to its attention. Geron shall have the right to initiate and prosecute, at its own expense, actions to terminate any infringement of Geron Program Patent Rights and/or to control the defense of any declaratory judgment action relating to Geron Program Patent Rights. Merck shall have the right to initiate and prosecute, at its own expense, actions to terminate any infringement of Merck Program Patent Rights and/or to control the defense of any declaratory judgment action relating to Merck Program Patent Rights. The Parties shall mutually agree on any strategy to initiate and prosecute actions to terminate any infringement of Joint Program Patent Rights and/or to control the defense of any declaratory judgment action relating to Joint Program Patent Rights. The Parties shall mutually agree on any strategy to bring non-patent legal action to address any misappropriation or misuse of Program Know-How . (b) With respect to infringement of Licensed Program Patent Rights , if the Party having the right to initiate and prosecute an action as provided in this Section 8.2.3 elects not to exercise such right, it shall promptly inform the other, and at the request of the other Party, the Parties shall agree upon a strategy and cost-sharing arrangement under which the other Party may initiate and prosecute such action and/or control the defense of such declaratory judgment action in the name of one or both of the Parties as necessary and/or appropriate. For any action to terminate any infringement of Licensed Program Patent Rights or address any misappropriation or misuse of Program Know-How, in the event that a first Party is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute and cause its Affiliates and/or Related Parties to execute all documents necessary for the first Party to initiate litigation to prosecute and maintain such action.

(c) In connection with any action under this Section 8.2.3, Merck and Geron will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto. Each Party shall have the right to be represented by counsel of its own choice.

8.2.4
Any recovery obtained by either or both Merck and Geron in connection with or as a result of any action contemplated by this Section, whether by settlement or otherwise, shall be shared in order as follows:

(a)  the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b)  the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c)  the amount of any recovery remaining shall then be allocated between the Parties on a pro rata basis taking into consideration the relative economic losses suffered by each Party.

8.2.5
Each Party shall inform the other of any certification regarding any Licensed Program Patent Rights it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or any similar provisions relating to biologicals in a country in the Territory , and shall provide the other Party with a copy of such certification within five (5) days of receipt. Geron’s and Merck’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Section 8.2.3 hereof. Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action.

8.3	Patent Term Restoration

8.3.1
The Parties hereto shall cooperate with each other, including without limitation to provide necessary information and assistance as the other Party may reasonably request, in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to any Patent Rights subject to this Agreement.

9.	TERM AND TERMINATION

9.1	Term and Expiration

9.1.1
This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 9.2 or 9.3 below, this Agreement shall continue in effect until expiration of all royalty obligations hereunder. Upon natural expiration of this Agreement, Merck’s licenses pursuant to Section 3.1 shall become fully paid-up, perpetual licenses.

9.2	Termination by Merck

9.2.1
Notwithstanding anything contained herein to the contrary, Merck shall have the right to terminate this Agreement at any time after the second anniversary of the Effective Date in its sole discretion by giving ninety (90) days’ advance written notice to Geron. No later than thirty (30) days after the effective date of such termination, each Party shall return or cause to be returned to the other Party all Information in tangible form received from the other Party and all copies thereof; provided, however, that each Party may retain any Information reasonably necessary for such Party’s continued practice under any license(s) which do not terminate pursuant to this Section, and may keep one copy of Information received from the other Party in its confidential files for record purposes. In the event of termination under this Section 9.2.1 each Party shall pay any amounts then due and owing to the other Party as of the termination date; (ii) except for the surviving provisions set forth in Section 9.5 hereof and Section 3.3, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination, provided, however, that Merck shall have a fully paid up non-exclusive license to use Geron’s interest in Joint Program Patent Rights and Joint Program Know-How for research purposes only; and (iii) in the event that Merck has obtained an exclusive license right from a Third Party to the use of Telomerase Antigen with such Third Party’s intellectual property, Merck shall promptly terminate Merck’s exclusive rights under such license with such Third Party specifically related to Telomerase Antigen and shall promptly notify Geron of the date of such termination. In the event of termination under this Section 9.2, in addition to other provisions of the Agreement that are specified to survive termination in Section 9.4.2, Article 5 of the Agreement (other than any and all aspects of patent royalties payable under 5.4.1(a)) shall also survive termination.

9.3	Termination for Cause

9.3.1
Notice and Cure. In the event that a first Party views that the second Party is in material breach of its obligations hereunder as a result of causes and reasons within the control of the second Party then the first Party shall provide written notice to the second Party providing a detailed explanation of the asserted material breach. The second Party shall then either (1) cure such asserted material breach within ninety (90) days after actual receipt of such written notice (or such longer period as may be agreed by the Parties) or, if the second Party disagrees that it is in material breach, (2) initiate dispute resolution pursuant to Section 10.6, whereupon the ninety (90) day cure period shall be tolled until the dispute is resolved.

9.3.2
Material Breach. Either Party may terminate this Agreement upon written notice for material breach but only after (1) the non-breaching Party has provided the breaching Party with notice and an opportunity to cure as specified in 9.3.1 and has failed to cure the breach; and (2) any dispute resolution invoked under Section 10.6 pertaining to the existence of a material breach has been resolved.

9.3.3
Financial Insolvency. Either Party may terminate this Agreement upon written notice upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

9.3.4
Effect of Termination for Cause on Licenses. If Merck terminates this Agreement under Section 9.4 on the basis of material breach for which Merck cannot otherwise be made whole by Geron, Merck’s licenses pursuant to Section 3.1 shall continue and shall remain fully subject to all financial obligations set forth in Section 5, except that, with respect to the royalty obligations set forth in Section 5.4.1, Merck shall only be obligated to pay a royalty pursuant to Section 5.4.1(a) for the duration of any Valid Patent Claim pursuant to Section 5.4.1(b)(1), and Merck shall not be obligated to pay a know-how royalty pursuant to Section 5.4.1(c). Upon such termination by Merck, Geron shall, within thirty (30) days after the effective date of such termination, return or cause to be returned to Merck all Information in tangible form, and all substances or compositions delivered or provided by Merck, as well as any other material provided by Merck in any medium. If Geron terminates this Agreement under Section 9.4, Merck’s licenses pursuant to Section 3.1 shall terminate as of such termination date and Merck shall, within thirty (30) days after the effective date of such termination, return or cause to be returned to Geron all Information in tangible form and substances or compositions delivered or provided by Geron, as well as any other material provided by Geron in any medium.

9.4	Effect of Expiration or Termination; Survival

9.4.1
If, after termination of this Agreement by Merck pursuant to Section 9.2 or by Geron pursuant to Section 9.4, should Geron thereafter undertake development of a Product, then at Merck’s sole discretion, Geron and Merck shall meet to negotiate a license to Geron under any Merck Know-How that was conveyed to Geron during the course of the Agreement. For the avoidance of doubt, Merck shall not be obligated to provide such a license to Geron.

9.4.2
Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for Product(s) sold prior to such expiration or termination. The provisions of Article 4 shall survive the expiration or termination of this Agreement and shall continue in effect for ten (10) years. In addition, the provisions of Articles 1, 6, 7, 8, and 9 (other than Section 9.2) shall survive any expiration or termination of this Agreement.

10.	MISCELLANEOUS

10.1	Force Majeure

10.1.1
Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

10.2	Assignment/ Change of Control

10.2.1
Except as provided in this Section 10.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party. Merck may, without Geron’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to a Merck Affiliate or in connection with a Change of Control (as defined below). Geron may, without Merck’s consent, assign this Agreement and its rights and obligations hereunder (except as specified below) in connection with a Change of Control; provided, however, that Geron must notify Merck at least thirty (30) days prior to completion of any Major Pharma Change of Control, and Merck shall have the right, at any time after receipt of such notice, to notify Geron of the termination of the Research Program.

10.2.2
Notwithstanding the foregoing, the rights and obligations of Geron in Section 3.6 may not be assigned in the event of a Major Pharma Change of Control under any circumstances without Merck’s prior written consent.

10.2.3
For purposes of this Section 10.2, a “Change of Control” of a Party shall be deemed to occur if such Party is involved in a merger, reorganization or consolidation, or if there is a sale of all or substantially all of such Party’s assets or business relating to this Agreement or if a person or group other than the current controlling person or group shall effectively acquire control of the management and policies of such Party, and a “Major Pharma Change of Control” shall mean a Change of Control in which the acquiring or merging or entity either (i) has any cancer vaccine product in clinical development or approved in any country, or (ii) had worldwide pharmaceutical sales in excess of * during the Calendar Year preceding such merger or acquisition.

10.2.4	Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. Any attempted assignment not in accordance with this Section 10.2 shall be void.

10.3	Severability

10.3.1
If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

10.4	Notices

10.4.1
All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Geron, to:	Geron Corporation 230 Constitution Drive, Menlo Park, CA 94025 Attention: Corporate Development Facsimile No.: (650) 473-7750

and:	Latham & Watkins LLP 135 Commonwealth Dr. Menlo Park, CA 94025 Facsimile No.: (650) 463-2600

If to Merck, to:	Merck & Co., Inc. One Merck Drive P.O. Box 100, WS3A-65 Whitehouse Station, NJ 08889-0100 Attention: Office of Secretary Facsimile No.: *

and:	Merck & Co., Inc. One Merck Drive Attention: Chief Licensing Officer P.O. Box 100, WS2A-30 Whitehouse Station, NJ 08889-0100 Facsimile: *

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch, if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

10.5	Applicable Law

10.5.1	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the patent laws of the United States, without reference to any rules of conflict of laws.

10.6	Dispute Resolution

10.6.1
The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

10.6.2
The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator; and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

10.6.3
Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

10.6.4
Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Delaware statute of limitations.

10.6.5
The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

10.6.6
As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Notwithstanding this Section 10.6.6, the Parties agree that any dispute as to ownership arising under Sections 1.65 (Synthetic Epitope) and 1.27 (Fusion Protein) shall be subject to the dispute resolution provisions of this Section 10.6 and shall not be considered an Excluded Claim.

10.7	Entire Agreement; Amendments

10.7.1
This Agreement contains the entire understanding of the Parties with respect to the Research Program and the licenses granted hereunder. Any other express or implied agreements and understandings, either oral or written, with regard to the Research Program or the licenses granted hereunder are superseded by the terms of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

10.8	Headings

10.8.1	The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

10.9	Independent Contractors

10.9.1
It is expressly agreed that Geron and Merck shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Geron nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

10.10	Waiver

10.10.1
The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise.

10.11	Cumulative Remedies

10.11.1	No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

10.12	Waiver of Rule of Construction

10.12.1
Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

10.13	Counterparts

10.13.1	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MERCK & CO., INC.	GERON CORPORATION

BY: /s/ Richard Clark	BY: /s/ Thomas B. Okarma

RICHARD T. CLARK CHIEF EXECUTIVE OFFICER AND PRESIDENT	THOMAS B. OKARMA TITLE: CHIEF EXECUTIVE OFFICER AND PRESIDENT

DATE: 7/14/05	DATE: July 14, 2005

8/2/05

SCHEDULE 1.28

GERON PATENT RIGHTS

Patent	Serial No.		Geron Docket	Status	Title

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* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

*.
Patent	Serial No.		Geron Docket	Ownership	Status	Title

*	*	*	*	*	*	*
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* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 2.1

RESEARCH PROGRAM

*

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 3.6

CO-PROMOTION TERMS

*

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 4.4.2

DRAFT PRESS RELEASE

GERON ENTERS INTO A COLLABORATION AND LICENSE AGREEMENT WITH MERCK & CO., INC. FOR CANCER VACCINES TARGETING TELOMERASE

Menlo Park, CA - July XX, 2005 - Geron Corporation (Nasdaq: GERN) announced today it has entered into a collaboration and license agreement with Merck & Co., Inc. (NYSE: MRK) to develop a cancer vaccine targeting telomerase utilizing Merck’s expertise in vaccine technologies.

Under the terms of the agreement, Geron will receive an upfront payment, milestone payments upon achievement of certain development and regulatory events, and royalties. Merck has also agreed to acquire equity in Geron at a future date as part of Geron’s next round of financing. Additional financial terms were not disclosed.

In addition, Merck has acquired an exclusive option to negotiate a separate agreement for Geron’s dendritic cell-based telomerase vaccine currently in Phase I/II clinical trials at Duke University Medical Center. Geron will receive an option payment from Merck in consideration for the option. The structure and terms of an agreement for the dendritic cell vaccine will be negotiated should Merck exercise its rights under the option.

“This alliance reflects Merck’s recognition of telomerase as an important cancer target and Geron’s recognition of the strength of Merck’s vaccine platform,” said Thomas Okarma, M.D., Ph.D., Geron’s president and chief executive officer. “Our decision to collaborate with Merck was an easy one to make. In the course of our discussions, we have been impressed with Merck’s focus and commitment to developing cancer vaccines.”

Geron and Merck have jointly developed a research and development plan to optimize and expedite the demonstration of efficacy and tolerability of a potential vaccine against telomerase using Merck’s platform. Meanwhile, Geron will continue development of its dendritic cell-based vaccine product, which is currently in Phase I/II clinical trials and is the subject of the exclusive option obtained by Merck.

“We at Merck are excited about what Geron has demonstrated with telomerase in cancer. Our objective is to combine our technologies with the hope of bringing a product to market that may have application across a large number of cancers,” said Stephen Friend, M.D., Ph.D., executive vice president, Advanced Technology and Oncology at Merck Research Laboratories. “This is a project of high interest and commitment at Merck, and is indicative of Merck’s strategic direction in developing new anti-cancer therapies.”

TELOMERASE AND CANCER

Telomerase is an enzyme, active in most cancer cells, that maintains telomere length at the ends of chromosomes. This activity confers replicative immortality to the cells in the tumor, allowing the cancer to grow and metastasize over long periods of time. Because telomerase is inactive or only transiently expressed in normal human tissues, and is critical to the growth and progression of most cancer types, it is regarded as a universal and specific cancer target.

(more)

Page Two / Geron Enters Into a Collaboration and License Agreement with Merck & Co., Inc. for Cancer Vaccines Targeting Telomerase

GERON CORPORATION

Geron is a biopharmaceutical company developing and commercializing three groups of products: i) therapeutic products for oncology that target telomerase; ii) pharmaceuticals that activate telomerase in tissues impacted by senescence, injury or degenerative disease; and iii) cell-based therapies derived from its human embryonic stem cell platform for applications in multiple chronic diseases.

Geron has two anti-cancer products in the clinic that target telomerase: GRN163L, a potent and specific telomerase inhibitor drug that has just received clearance from the FDA to begin testing in patients with chronic lymphocytic leukemia (CLL); and GRNVAC1, a telomerase therapeutic vaccine currently in multiple Phase I/II trials at Duke in patients with prostate cancer.

In March, results of the first completed Phase I/II clinical trial at Duke of GRNVAC1 in metastatic prostate cancer patients was published in the Journal of Immunology (JI, 2005, 174:3798-38097). The vaccine protocol successfully generated telomerase specific T-cell responses in 19 of 20 subjects. The vaccine was well tolerated with no major treatment-related toxicities. Peak immune responses to vaccination were remarkably high, with between 1%-2% of circulating CD8+ T-cells demonstrating anti-telomerase specificity. Clinically, vaccination was associated with a statistically significant increase in PSA doubling time and clearance of prostate cancer cells from the patients’ blood.

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Geron’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, need for future capital, dependence on collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended March 31, 2005.

Contact:
Geron Corporation
David L. Greenwood
Chief Financial Officer
650-473-7765
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SCHEDULE 6.1.1

GERON SCHEDULE OF EXCEPTIONS

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* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 6.1.2

MERCK SCHEDULE OF EXCEPTIONS

*

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.